Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 9, 2021
CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer
PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES

SECOND-STEP CONVERSION OFFERING RESULTS

AND EXPECTED CLOSING DATE

White Plains, New York, July 9, 2021 — NorthEast Community Bancorp, Inc., a federally chartered corporation (the “Mid-Tier Holding Company”) (OTC: NECB), the parent company for NorthEast Community Bank (the “Bank’), today announced the results of the subscription offering conducted in connection with the “second step” conversion of its mutual holding company parent, NorthEast Community Bancorp, MHC (the “MHC”). The closing of the conversion and offering, which is expected to occur on July 12, 2021, is subject to the satisfaction of customary closing conditions.

The Mid-Tier Holding Company also announced that the shareholders of the Mid-Tier Holding Company approved the Plan of Conversion and Reorganization (the “Plan”) at an annual meeting of shareholders held on June 28, 2021 and that the members of the MHC approved the Plan at a special meeting of members held on July 9, 2021.

It is expected that the Company’s common stock will continue to trade on the OTC Pink Marketplace under the trading symbol “NECB” through July 12, 2021. Beginning on July 13, 2021, the common shares of NorthEast Community Bancorp, Inc., a newly formed Maryland corporation (the “Company”), are expected to trade on the Nasdaq Capital Market under the trading symbol “NECB.”

As a result of the conversion and offering, both the Mid-Tier Holding Company and the MHC will cease to exist and the Company, which will be wholly owned by public shareholders, will become the parent holding company of the Bank.

A total of 9,784,077 shares of common stock are expected to be sold in the subscription offering at a price $10.00 per share. Eligible depositors of the Bank who subscribed for shares in the subscription offering will have all valid orders filled in full. The Bank’s employee stock ownership plan will also have its order filled in full, and will purchase 782,726 shares in the offering. Persons wishing to confirm their orders may contact the Stock Information Center between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday.

In addition, as part of the conversion, each outstanding share of Mid-Tier Holding Company common stock owned by public shareholders (i.e., shareholders other than the MHC) as of the closing date will be converted into the right to receive 1.3400 shares of Company common stock in exchange for each share of Mid-Tier Holding Company common stock. This exchange ratio ensures that, upon the closing of the conversion and offering, the public shareholders will hold approximately the same aggregate percentage ownership interest in the Company as they held in the Mid-Tier Holding Company before the closing of the transaction. Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share. Upon closing, the Company’s total outstanding shares are expected to be 16,378,201 shares, before taking into account adjustments for fractional shares.

The Company’s transfer agent expects to mail Direct Registration System (“DRS”) statements for shares of Company common stock on or about July 13, 2021 to persons who purchased common stock in the subscription offering. Existing Mid-Tier Holding Company shareholders holding shares in street name will receive shares of Company common stock within their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal containing instructions as to how to exchange their shares. Shareholders will receive a DRS statement and cash in lieu of fractional shares after returning their Mid-Tier Holding Company stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Piper Sandler & Co. acted as marketing agent to the Company. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company and Luse Gorman, PC acted as legal counsel to Piper Sandler & Co.

About NorthEast Community Bancorp, Inc.

The Mid-Tier Holding Company is the holding company for NorthEast Community Bank. NorthEast Community Bank is a New York State chartered savings bank that operates six full-service branches in New York and three full-service branches Massachusetts and loan production offices in White Plains and New City, New York.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, delays in consummation of the conversion and the offering, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on the Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in the real estate market values in the Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Mid-Tier Holding Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.